Exhibit 10.2

Private & Confidential

McAfee, LLC

6220 America Center Drive

San Jose, CA 95002

September 20, 2021

Gagandeep Singh

1116 Tournament Dr

Hillsborough, CA 94010

Dear Gagan,

Hello and congratulations! On behalf of McAfee, LLC (“McAfee”), I am thrilled to invite you to join a talented team of passionate people around the globe and to offer you the full-time position of EVP, Chief Product & Revenue Officer reporting to our President and Chief Executive Officer.

Some particulars. Your work location will be based in San Jose, CA. Your new position is exempt, and you will be paid on a salaried basis. Your start date with McAfee will be no later than October 11, 2021 or a date that is otherwise mutually agreed by you and McAfee. You will be paid on a bi-monthly basis in accordance with payroll guidelines each month. As part of a competitive compensation package, your annual base pay will be $600,000 USD, subject to adjustment from time to time, which will be paid to you in accordance with our regular payroll practices.

Annual incentive plan

Additionally, you will be eligible to participate in the McAfee Corporate Bonus Plan, subject to its terms, which we also refer to as our “Annual Incentive Plan”. Under the plan, you will be eligible for a total annual target of $600,000 USD per full fiscal year, subject to adjustment from time to time. Your target bonus under the Annual Incentive Plan for our 2021 fiscal year will be 50% of your full year target amount.

Long-term incentive award

As a reflection of your future achievements and contributions, we will recommend to the Leadership Development and Compensation Committee of the Board of Directors of McAfee Corp. that you receive a new hire equity award in the form of restricted stock units, the total value of which is estimated to be $25,000,000 USD based upon the fair market value of our Class A common stock as of market close of the day of grant. Your grant will be subject to our standard time-based vesting schedule and is expected to vest over a four-year period with 1/4th of the award vesting on the 1st anniversary of the last day of the month in which your award is granted, and 1/16th of the award vesting each quarter over the remaining three years, subject in each case to you remaining employed by McAfee and its affiliates on the applicable vesting date; provided that if (A) (i) a Change in Control (as defined your severance agreement referenced below) occurs within 12 months of your date of hire, and (ii) you remain employed by McAfee as of the date of the Change in Control or (B) you resign your employment with the Company for Good Reason (as defined your severance agreement referenced below) within twelve (12) months after your date of hire (and such termination is not otherwise a Change in Control Qualifying Termination (as defined your severance agreement referenced below)), in each case (and, in the case of such a resignation for Good Reason, subject to your continued compliance with the restrictive covenants that apply to you and your execution and non-revocation of a release of claims substantially in the form attached to your severance agreement referenced below), an additional 25% of your new hire equity award will automatically vest as of immediately prior to such Change in Control or the date of such resignation for Good Reason, as applicable. More details regarding your new hire equity award will be provided to you once your new hire equity award has been approved. The grant will be subject to the terms and conditions of your award agreement and McAfee’s 2020 Omnibus Incentive Plan.

Severance Agreement & Termination of Employment

As a senior management team member, you will be eligible to receive severance if your employment terminates under certain circumstances. Upon your commencement of employment, you will enter into a severance agreement with McAfee Corp. in the form provided with this letter, which provides the terms on which you would receive severance. In addition, you agree to provide at least thirty (30) days’ advance written notice to McAfee if you resign from employment with McAfee and its affiliates for any reason.

Comprehensive Benefits

McAfee is a great place to work. One of the reasons this holds true is the collection of outstanding benefits we offer. You will be eligible for our 401(k), our health benefits, dental, vision, disability and life insurance. In addition, we offer flexible work arrangements (for some roles), holidays and vacation pay, education reimbursement (with manager approval), and volunteer opportunities. Of course, each of these benefits is subject to the terms and conditions of the individual benefit program and plans, including waiting periods for some. Additional information will be made available regarding each of these benefits upon the commencement of your employment with the Company. You will also be eligible for Ayco Financial services and will be contacted by them within your first 30 days of employment.

Mandatory Requirements

As a matter of our corporate governance requirements, this offer letter and the agreements provided with this letter will not become effective unless and until this offer letter has been approved by the Leadership Development and Compensation Committee of the McAfee Corp. Board of Directors.

Before you can begin your employment with McAfee, we are required to verify your eligibility to work at McAfee. To that end, this offer of employment is specifically conditioned upon your satisfactory completion of a background investigation, as well as your meeting all requirements of the position offered to you. Similarly, because McAfee works in the technology industry, which are subject to export controls by the United States government, we must obtain authorization from the Bureau of Industry and Security and the U.S. Department of Commerce

before employing citizens from certain controlled countries. If based on your citizenship, you are subject to export controls, your offer of employment is contingent upon McAfee’s timely acquisition of an export license on your behalf. Moreover, if you are a foreign national requiring sponsorship to obtain the indefinite right to work in the U.S., you must meet McAfee’s sponsorship guideline by filling a position for which McAfee experiences a shortage of qualified and available U.S. Workers and meeting the requirements for and obtaining a work visa and permanent residence. We reserve the right to withdraw this offer of employment if we are unable to secure such a license for you in a timely manner or if you fail to meet the conditions described in this paragraph, in which case the terms of this offer letter and the agreements provided with this letter will not apply.

While McAfee is an equal opportunity employer that hires thousands of people from all over the globe, as a condition of employment in the United States, the Immigration and Nationality Act requires all new McAfee employees to provide the Company with documentation of their legal right to work in the United States. To help you breeze through this requirement, we have provided a copy of the “List of Acceptable Employment Verification Documents,” which is also available at www.uscis.gov/i-9-central/acceptable-documents. All you need to do is bring your documents with you on your first day to complete the hiring process. It’s that easy.

Your employment at McAfee is “at will,” which means that both McAfee and you have the right to end your employment at any time, with or without advance notice, and with or without cause. In addition, your employment is contingent on you signing the (i) Proprietary Information and Inventions Assignment Agreement and (ii) McAfee Mutual Arbitration Agreement provided with this letter. These agreements set forth obligations you will have as an employee and provides a framework for the resolution of any disputes that may arise out of your employment with McAfee. Both must be signed and returned prior to your start date. You are also being provided with an Indemnification Agreement, under which you will be entitled to certain protections described in more detail in that agreement. Further, you acknowledge and agree that during your employment and other service with McAfee and its affiliates you will be subject to the terms of its policies as in effect from time to time, including the Insider Trading Policy, the McAfee Clawback Policy and the McAfee Executive and Director Equity Ownership Requirements.

To indicate your acceptance of McAfee’s offer of employment, please sign, date and return this letter to me by 5 p.m. CT on Monday, September 20, 2021.

We are excited to have you join the McAfee team. If you have any questions, please email me at chatelle_lynch@mcafee.com.

Sincerely,

/s/ Chatelle Lynch

Chatelle Lynch

SVP, Chief People Officer

By signing below, you attest that you understand and accept the terms of employment with McAfee, as set out in this letter.

/s/ Gagandeep Singh

Signature of Candidate

Gagandeep Singh

Gagandeep Singh

September 22, 2021

Date